Exhibit 10.5

CONFIDENTIAL TREATMENT REQUESTED
Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

EXCLUSIVE LICENSE AGREEMENT

This Agreement is made and entered into as of the 25th day of October, 2006 (“Effective Date”), by and between the University of Pittsburgh – Of the Commonwealth System of Higher Education, a non-profit corporation organized and existing under the laws of the Commonwealth of Pennsylvania, with an office at 200 Gardner Steel Conference Center, Thackeray and O’Hara Streets, Pittsburgh, Pennsylvania 15260 (“University”), and Arno Therapeutics, Inc., with its principal business at 689 Fifth Avenue, 14th Floor, New York, NY 10022 (“Licensee”).

WHEREAS, University and The University of Kentucky (“Kentucky”) are joint-owners by assignment of certain Patent Rights, entitled “Camptothecin Analogs and Methods of Preparation Thereof,” developed by Drs. Dennis Curran and others of University faculty and Dr. Thomas Burke and others of Kentucky faculty;

WHEREAS, University and Kentucky have executed an Inter-Institutional Agreement, dated as of December 15, 2000, which grants University certain rights with respect to the licensing of Patent Rights which are jointly owned;

WHEREAS, both University and Kentucky desire to have the Patent Rights utilized in the public interest;

WHEREAS, Licensee has represented to University that Licensee is experienced in the development, production, manufacture, marketing and sale of products and/or the use of similar products to the Licensed Technology and that Licensee shall commit itself to a thorough, vigorous and diligent program of exploiting the Patent Rights so that public utilization results therefrom; and

WHEREAS, Licensee desires to obtain a license under the Patent Rights upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1 – DEFINITIONS

For purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1
“Affiliate” shall mean, (a) with respect to the University, any clinical or research entity that is operated or managed as a facility under the UPMC Health System, whether or not owned by University, and (b) with respect to the Licensee, any corporation or non-corporate business entity which controls, is controlled by, or is under common control with the Licensee. A corporation or non-corporate business entity shall be regarded as in control of another the Licensee if Licensee owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock of the other corporation, or (i) in the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation or (ii) in the case of a non-corporate business entity, or non-profit corporation, if it possesses the power to direct or cause the direction of the management and policies of such corporation or non-corporate business entity, as applicable.

1.2
“Change of Control” shall mean a merger, consolidation, acquisition or the transfer of all, or substantially all, of the business interests of Licensee to which this Agreement relates to which Licensee is a party where the shareholders of Licensee immediately prior to effective date of such merger or consolidation beneficially own, immediately following the effective date of such merger, consolidation, acquisition or other transaction, securities representing less than fifty percent (50%) of the combined voting power of the surviving corporation’s then outstanding voting securities.

1.3	“FDA” shall mean the United States Food and Drug Administration or successor entity.

1.4	“Field” shall mean all therapeutic uses in humans and animals.

1.5	“First Commercial Sale” shall mean the first sale of a Licensed Technology to a third party after approval of an NDA for a Licensed Technology by the FDA.

1.6	“Licensee” shall mean Arno Therapeutics, Inc., a Delaware corporation, and all entities at least fifty percent (50%) owned or controlled by such company.

1.7	“Licensed Technology” shall mean any product or part thereof or process which is:

(a)
Covered in whole or in part by an issued, unexpired or pending claim contained in the Patent Rights in the country in which any such product or part thereof is made, used or sold or in which any such process is used or sold; and

(b)
Manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which any such process that is included in Licensed Technology is used or in which such product or part thereof is used or sold.

1.8	“NDA” shall mean a New Drug Application filed in the United States with the FDA.

1.9
“Net Sales” shall mean the total invoice price for sales of a Licensed Product by or on behalf of the Licensee, its Affiliates, and/or their sublicensees, and gross receipts from leasing, renting, or otherwise making a Licensed Product available to others for profit without sale or other dispositions, whether invoiced or not, less the following:

(a) discounts, returns and allowances actually granted to customers;

(b) commissions actually paid to third-party distributors and other third-party sales agencies;

(c) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales (but excluding any income taxes paid by Licensee);

(d) outbound transportation prepaid or allowed; and

(e) transportation insurance separately stated on the invoice.

1.10
“Non-Commercial Education and Research Purposes” shall mean use of Patent Rights (including distribution of biological materials covered by the Patent Rights) for academic research or other not-for-profit scholarly purposes which are undertaken at a nonprofit or governmental institution that does not use the Patent Rights in the production or manufacture of products for sale or the performance of services for a fee or is under any obligation to use the Patent Rights in connection with or on behalf of a for-profit entity. University shall include Licensee as an indemnified party in any Material Transfer Agreement that distributes materials covered by the Patent Rights.

1.11
“Non-Royalty Sublicense Income” shall mean execution fees, maintenance fees, milestone fees and all other non-royalty payments received by Licensee from its sublicensees pursuant to any sublicense granted pursuant to Section 2.3 hereunder.

1.12	“Patent Rights” shall mean University intellectual property described below and assigned to the University:

(a)
The United States and foreign patents and/or patent applications listed in Exhibit A including any and all direct and indirect divisions, continuations and continuations-in-part of said patents and/or application, and any and all Letters Patent in the United States and all foreign countries which may be granted therefor and thereon, and reissues, reexaminations and extensions of said Letters Patent, and all rights under the International Convention for the Protection of Industrial Property including all rights of priority;

(b)	United States and foreign patents issued from the applications listed in Exhibit A and from divisionals and continuations and continuations in part of these applications; and

(c)
Claims of U.S. and foreign continuation in part and divisional applications, and of the resulting patents, which are directed to subject matter specifically described in the U.S. and foreign applications listed in Exhibit A.

1.13	“Territory” shall mean worldwide.

ARTICLE 2 - GRANT

2.1
Subject to the terms and conditions of this Agreement, University hereby grants to Licensee, to the extent it may lawfully do so, the right and exclusive license in the Territory to make, have made, use, import, and sell the Licensed Technology in the Field and to practice under the Patent Rights in the Field to the end of the term for which the Patent Rights are granted, unless this Agreement is terminated sooner as provided herein. University reserves the royalty-free, nonexclusive right to practice under the Patent Rights and to use the Licensed Technology for Non-Commercial Education and Research Purposes.

2.2
The license granted hereby is subject to the rights of the United States government, if any, as set forth in 35 U.S.C. §200, et seq. Pursuant to this law, the United States government may have acquired a nonexclusive, nontransferable, paid up license to practice or have practiced for or on behalf of the United States the inventions described in the Patent Rights throughout the world. Pursuant to 35 U.S.C. §200, et seq. Licensed Technology produced for sale in the United States shall be substantially manufactured in the United States (unless a waiver under 35 U.S.C. §204 is granted by the appropriate United States government agencies).

2.3
Licensee shall have the right to enter into sublicensing arrangements for the rights, privileges and licenses granted hereunder upon prior written approval of each sublicensee by University, which approval shall not be unreasonably withheld. Additionally, sublicensees shall not have rights to sublicense, without prior written approval of the University. Licensee will notify the University of such sublicense agreement within ten (10) days following execution of such sublicense. Such sublicense agreements shall include a royalty rate upon sublicense Net Sales in an amount at least equal to the rate set forth in Section 4.l(c). Provided that a sublicensee agrees to assume all of the obligations of the Licensee under this Agreement, such sublicense shall survive the termination of this Agreement.

2.4
Licensee agrees that any sublicense granted by it shall provide that the obligations to University of Articles 2, 7, 8, 9, 10, and 13 of this Agreement shall be binding upon the sublicensee as if it were party to this Agreement. Each sublicense granted by Licensee pursuant to this Agreement shall include an audit right by University of sublicensee of the same scope as provided in Section 5.2 with respect to Licensee.

2.5
Licensee agrees to forward to University a copy of any and all sublicense agreements promptly upon execution thereof, but in no event later than thirty (30) days after each such sublicense agreement has been executed by both parties thereto.

2.6
The license granted hereunder shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise as to any intellectual property not specifically set forth in Exhibit A hereof.

ARTICLE 3 – DUE DILIGENCE

3.1
Licensee shall use its best efforts to bring the Licensed Technology to market as soon as practicable, consistent with sound and reasonable business practice and judgment, and to continue active, diligent marketing efforts for the Licensed Technology throughout the term of this Agreement.

3.2
Licensee shall recruit a management team of experienced professionals to lead product development within twelve (12) months of the Effective Date of this Agreement. Thereafter, Licensee, its Sublicensee, or their Affiliates, shall demonstrate ongoing engagement of clinical development for Licensed Products by conducting at least one of the following activities within each yearly anniversary of the Effective Date:

(a)	Expending at least [***] dollars ($[***]) per year for the for development of Licensed Products until the approval of an NDA of a Licensed Product;

(b)	Manufacturing or having manufactured Licensed Products for clinical trials under an approved IND;

(c)	Enrolling at least one patient, or being actively engaged in a Phase I Clinical Trial;

(d)	Enrolling at least one patient, or being actively engaged in a Phase II Clinical Trial or the material preparation for a Phase II Clinical Trial;

(e)	Enrolling at least one patient, or being actively engaged in a Phase III Clinical Trial or the material preparation for a Phase III Clinical Trial;

(f)	Submitting an NDA filing for a Licensed Product;

(g)	Following the submission of an NDA, actively pursuing NDA approval for a Licensed Product; or

(h)	Following NDA approval of a Licensed Product, launching, marketing or selling a Licensed Product; and

(i)	Following first commercial sale of a Licensed Product, actively maintaining marketing and selling efforts of Licensed Products.

3.3
Licensee’s failure to perform in Sections 3.1 and 3.2 hereof shall be considered a material breach of Agreement the License and grounds for University to terminate this Agreement pursuant to Section 11.1(a) unless such failure is through no fault of the Licensee, including without limitation: a change in regulatory guidelines, opinions or standards; the introduction of a new standard of care during the development of Licensed Products.

ARTICLE 4 – LICENSE CONSIDERATION

4.1	In consideration of the rights, privileges and license granted by University hereunder, Licensee shall pay royalties and other monetary consideration as follows:

(a)	Initial license fee, nonrefundable and noncreditable against royalties, of three hundred fifty thousand dollars ($350,000) due within fifteen (15) days of the date of University’s invoice therefor;

(b)	One million Five Hundred Thousand dollars ($1,500,000)upon the acceptance by the FDA of the first New Drug Application (“NDA”) for a Licensed Technology;

(c)	Two million Five Hundred Thousand dollars ($2,500,000) upon the approval by the FDA of the first NDA for a Licensed Technology;

(d)	Annual maintenance fees, non-refundable and non-creditable against royalties, as follows:

(i)	[***] dollars ($[***]) on the first and second anniversary of the Effective Date of the Agreement;
(ii)	[***] dollars ($[***]) on the third and fourth anniversary of the Effective Date of the Agreement;
(iii)	[***] dollars ($[***]) on the fifth and sixth anniversary of the Effective Date of the Agreement; and
(iv)	[***] dollars ($[***]) on the seventh anniversary of the Effective Date of the Agreement and each anniversary thereafter.
(e)	Royalties in an amount equal to [***] percent ([***]%) of Net Sales of the Licensed Technology per calendar quarter;

(f)
Following the year in which Licensee makes its First Commercial Sale, Minimum royalty in the amount of [***] dollars ($[***]) per calendar year if such minimum royalty is greater than the aggregate annual royalty computed in accordance with Section 4.1(c) above; and

(g)	A share of Non-Royalty Sublicense Income as follows:

(i)	[***] percent ([***]%) of the Non-Royalty Sublicense Income for sublicenses executed before the third anniversary of the Effective Date of this Agreement;

(ii)	[***] percent ([***]%) of the Non-Royalty Sublicense Income for sublicenses executed after the third anniversary of the Effective Date of this Agreement;

4.2
All payments pursuant to this Agreement may be made by check or by wire transfer (along with applicable wire transfer fees) in United States dollars without deduction or exchange, collection or other charges and directed to the address or, in the case of wire transfer, to the bank, set forth in Article 11. Annual maintenance payments pursuant to Section 4.1(b) hereof shall be paid on the anniversary of the Effective Date of the calendar year in which they are due. Royalty payments pursuant to Section 4.1(c) hereof shall be due within thirty (30) days after each March 31, June 30, September 30 and December 31. Minimum annual royalties pursuant to Section 4.1(d) shall be paid by December 15 of the calendar year in which they are due. Non-Royalty Sublicense Income payments pursuant to Section 4.1(e) hereof shall by paid within thirty (30) days after receipt of payment by Licensee from sublicense.

4.3
Payments pursuant to this Agreement, including those specified in Section 6.2, which are overdue shall bear interest calculated from the due date until payment is received at the rate of [***] percent ([***]%) per annum, or the prime rate (as quoted by The Wall Street Journal) plus [***] percent ([***]%), whichever is higher. Payment of such interest by Licensee shall not negate or waive the right of University to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment, including, but not limited to, termination of this Agreement as set forth in Article 10.

4.4
Licensee shall sell products and/or processes resulting from Licensed Technology to University and its Affiliates upon request at such price(s) and on such terms and conditions as such products and/or processes are made available to Licensee’s most favored customer.

ARTICLE 5 – REPORTS

5.1
Within thirty (30) days after each March 31, June 30, September 30 and December 31 of each year during the term of this Agreement beginning in the year of the first commercial sale of Licensed Technology, Licensee shall deliver to University true, accurate and detailed reports of the following information in a form acceptable to University:

(a)	Number of Licensed Technology products manufactured and sold by Licensee and all sublicensees;

(b)	Total billings for all such products;

(c)	Accounting for all Licensed Technology processes used or sold by Licensee and all sublicensees;

(d)	Deductions set forth in Section 1.5;

(e)	Total royalties due;

(f)	Name and addresses of sublicensees; and

(g)	Total Non-Royalty Sublicense Income received during such calendar quarter and total amount of payment due pursuant to Section 4.1(e).

5.2
Licensee shall keep full, true and accurate books of account, in accordance with generally accepted accounting principles, containing all information that may be necessary for the purpose of showing the amounts payable to University hereunder. Such books of account shall be kept at Licensee’s principal place of business. Such books and the supporting data related thereto shall be open at all reasonable times for three (3) years following the end of the calendar year to which they pertain to the inspection of University or its agents for the purpose of verifying Licensee’s royalty statement or compliance in other respects with this Agreement. The fees and expenses of University’s representatives shall be borne by University; however, if an error of more than [***] percent ([***]%) of the total payments due or owing for any year is discovered, then Licensee shall bear the fees and expenses of University’s representatives.

5.3
No later than sixty (60) days after December 31 of each calendar year during the term of this Agreement, Licensee shall provide to University a written annual progress report, describing Licensee’s progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the preceding twelve-month period ending December 31.

ARTICLE 6 – PATENT PROSECUTION

6.1
University has or shall apply for, seek prompt issuance of and maintain during the term of this agreement the Patent Rights in the United States and in such foreign countries as may be designated by the Licensee in a written notice to University within a reasonable time in advance of the required filing dates. In this respect, University shall inform Licensee, with sufficient notice such that Licensee may take appropriate action, of approaching deadlines for foreign filings, including but not limited to national phase entry deadlines. Licensee shall have the opportunity to advise and cooperate with University in the selection of patent counsel, and in the prosecution, filing and maintenance of Patent Rights. After the effective date of this agreement, University shall take no action on patent prosecution of Patent Rights without the prior written authorization of Licensee; provided, however that in the absence of such authorization, University may take timely action, if the result of not doing so would be the loss of the Patent Rights. Licensee may request of University that responsibility for filing and prosecution of Patent Rights be transferred by University to counsel selected by Licensee, and University will grant such request, provided such counsel shall be acceptable to University.

6.2
All fees and costs, including attorneys’ fees, relating to the filing, prosecution and maintenance of the Patent Rights shall be the responsibility of Licensee, whether incurred prior to or after the date of this Agreement. Such fees and costs incurred by and billed to University prior to the date hereof, and in the amount of [***] dollars ($[***]), will be payable by Licensee to University within five (5) business days after the execution of this Agreement by Licensee. In no event, however, shall the Licensee be responsible for payment to University of any patent expense covered under this section 6.2 to the extent that University has previously been fully reimbursed by one or more third parties. Fees and costs incurred after the date of this Agreement, or fees and costs incurred before, but billed to University after the date of this Agreement, shall be paid by Licensee within thirty (30) days after receipt of University’s invoice therefor. Payments pursuant to this Section 6.2 are not creditable against royalties.

ARTICLE 7 – INFRINGEMENT ACTIONS

7.1	Licensee shall inform University promptly in writing of any alleged infringement of the Patent Rights by a third party and of any available evidence thereof.

7.2
During the term of this Agreement, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the Patent Rights in the Field if Licensee has notified University in writing of its intent to prosecute; provided, however, that such right to bring such an infringement action shall remain in effect only for so long as the license granted herein remains exclusive. In furtherance of such right, University hereby agrees that Licensee may include University as a party plaintiff in any such suit, without expense to University. The total cost of any such infringement action commenced or defended solely by Licensee shall be borne by Licensee and University shall receive a percentage of any recovery or damages for past infringement derived therefrom which is equal to the percentage royalty due University under Article 4. Licensee shall indemnify University against any order for costs that may be made against University in such proceedings.

7.3
If within six (6) months after having been notified of any alleged infringement, Licensee shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if Licensee shall notify University at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, University shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights, and University may, for such purposes, use the name of Licensee as party plaintiff. University shall bear all costs and expenses of any such suit. In any settlement or other conclusion, by litigation or otherwise, University shall keep any recovery or damages for past infringement derived therefrom.

7.4
In the event that a declaratory judgment action alleging invalidity or infringement of any of the Patent Rights shall be brought against University, Licensee, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

7.5
In any infringement suit either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

ARTICLE 8 – INDEMNIFICATION/INSURANCE/LIMITATION OF LIABILITY

8.1
Licensee shall at all times during the term of this Agreement and thereafter indemnify, defend and hold Kentucky and University, its trustees, officers, employees and Affiliates (“University Indemnified Parties”) harmless against all claims and expenses, including legal expenses and reasonable attorneys’ fees (“Claims”), arising out of the death of or injury to any person or persons or out of any damage to property or the environment, and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from: (i) the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Technology, (ii) the practice by Licensee or any Affiliate or sublicensee of the Patent Rights; or (iii) arising from any obligation of Licensee hereunder. Licensee shall provide this defense and indemnity whether or not any University Indemnified Party, either jointly or severally, is named as a party defendant and whether or not any University Indemnified Party is alleged to be negligent or otherwise responsible for any injuries to person or property. The obligation of Licensee to defend and indemnify as set forth herein shall survive termination of this Agreement and shall not be limited by any other limitation of liability elsewhere in this Agreement. Licensee shall not, however, be required to indemnify the University Indemnified Parties from any Claims arising out of the gross negligence, recklessness or willful misconduct of the University Indemnified Parties.

8.2	Licensee shall obtain and carry in full force and effect liability insurance which shall protect Licensee, University and Kentucky in regard to events covered by Section 8.1 above, as provided below:

	COVERAGE	LIMITS

(a)	Commercial General Liability,	$[***] Combined Single
	including, but not limited to,	Limits for Bodily Injury
	Products, Contractual, Fire, Legal	and Property Damage
and Personal Injury

(b)	Products Liability	$[***]

The University of Pittsburgh is to be named as an additional insured with respect to insurance policies identified in Sections 8.2(a) and 8.2(b) above. Certificates of insurance evidencing the coverage required above shall be filed with the University’s Office of Risk Management, 1817 Cathedral of Learning, Pittsburgh, PA 15260, no later than fifteen (15) days after execution of this Agreement and annually thereafter. Such certificates shall provide that the insurer will give the University not less than thirty (30) days advance written notice of any material changes in or cancellation of coverage.

8.3
UNIVERSITY AND KENTUCKY MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY GIVEN BY UNIVERSITY OR KENTUCKY THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY. UNIVERSITY AND KENTUCKY ADDITIONALLY DISCLAIM ALL OBLIGATIONS AND LIABILITIES ON THE PART OF UNIVERSITY AND KENTUCKY FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL AND CONSEQUENTIAL DAMAGES, ATTORNEYS’ AND EXPERTS’ FEES, AND COURT COSTS (EVEN IF UNIVERSITY OR KENTUCKY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE OR SALE OF THE PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT. LICENSEE ASSUMES ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT THAT IS MANUFACTURED, USED OR SOLD BY LICENSEE (INCLUDING SUBLICENSEE SALES) WHICH IS LICENSED TECHNOLOGY HEREUNDER.

ARTICLE 9 – REPRESENTATIONS AND WARRANTIES

9.1	Licensee represents and warrants to University that:

(a)
Licensee is a duly organized and validly existing corporation under the laws of the State of Delaware with adequate power and authority to conduct the business in which it is now engaged or currently proposed to be engaged, and Licensee is duly qualified to do business as a foreign corporation and is in good standing in such other states or jurisdictions as is necessary to enable it to carry on its business or own its properties;

(b)
To the best of Licensee’s knowledge, there are no actions, suits, or proceedings pending or threatened against or affecting Licensee, its officers or directors in their capacity as such, its properties, or its patents in any court or before any governmental or administrative agency, which can have any material adverse effect on the business as now conducted or as currently proposed to be conducted, on the properties, the financial condition, or income of Licensee, or the transactions contemplated by this Agreement and Licensee is not in default under any order or judgment of any court or governmental or administrative agency;

(c)	Licensee has full power and lawful authority to issue and sell the Shares on the terms and conditions contained herein; and

(d)
Consummation of the transactions contemplated by this Agreement in compliance with provisions of this Agreement will not result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, or result in the creation of any lien, charge, or encumbrance on, any property or assets of Licensee pursuant to any indenture, mortgage, deed of trust, agreement, corporate charter, bylaws, contract, or other instrument to which Licensee is a party or by which Licensee may be bound or any law, rule, regulation, qualification, license, order or judgment applicable to Licensee or any of its property.

9.2	University hereby represents and warrants to Licensee the following:

(a)	University or Kentucky, as applicable, is the exclusive owner of, or with the other institution are the exclusive owners of, the Patent Rights.

(b)
University is authorized to execute, deliver and perform this Agreement (including, without limitation, the granting of the licenses hereunder) on behalf of itself and Kentucky pursuant to the Inter Institutional Agreement between the University and Kentucky dated 15th day of December, 2000 as amended on the 24th day of October, 2006, and neither such execution, delivery or performance is in violation of any license or obligation to which University is a party or is bound;

(c)
University and Kentucky have not granted any other licenses, options or other third-party rights to the Patent Rights in the Field, except as required by the Bayh-Dole Act and except for such licenses or options as have been terminated; and

(d)
Neither University's nor Kentucky’s Office of Technology Management has received any actual notice claiming that (i) the Patent Rights infringe or violate, or have infringed or violated, the intellectual property or proprietary rights of any third party; and/or (ii) the Patent Rights are invalid or unenforceable.

ARTICLE 10 – ASSIGNMENT

10.1.
Licensee may grant, transfer, convey, or otherwise assign any or all of its rights and obligations under this Agreement in conjunction with a Change of Control. University’s prior written consent shall be required prior to any other assignment of Licensee’s rights or obligations under this Agreement. Following any such Assignment or Change of Control, the surviving corporation shall assume all of the rights and obligations included in this Agreement. Any assignment in contravention of this Article 10 shall be null and void.

ARTICLE 11 – TERMINATION

11.1	University shall have the right to terminate this Agreement if:

(a)
Licensee shall default in the performance of any material obligations herein contained and such default has not been cured within sixty (60) days after receiving written notice thereof from University; or

(b)
Licensee shall cease to carry out its business, become commence bankruptcy proceedings, apply for or consent to the appointment of a trustee, receiver or liquidator of its assets or seek relief under any law for the aid of debtors.

11.2	Licensee may terminate this Agreement:

11.3
upon ninety day (90) prior written notice to University and upon payment of all amounts due University through the effective date of termination, including patent cost reimbursement pursuant to Section 6.2 hereof.

11.4	Upon termination all rights and interest to the Licensed Technology and Patent Rights shall revert to University.

11.5
Upon termination of this Agreement, neither party shall be released from any obligation that matured prior to the effective date of such termination. Licensee and any sublicensee may, however, after the effective date of such termination, sell all products under the Licensed Technology which Licensee produced prior to the effective date of such termination, provided that Licensee shall pay to University the royalties thereon as required by Article 4 hereof and submit the reports required by Article 5 hereof.

ARTICLE 12 – NOTICES

12.1
Any notice or communication pursuant to this Agreement shall be sufficiently made or given if sent by certified or registered mail, postage prepaid, or by overnight courier, with proof of delivery by receipt, addressed to the address below or as either party shall designate by written notice to the other party.

In the case of University:

Director
Office of Technology Management
University of Pittsburgh
200 Gardner Steel Conference Center
Thackeray & O’Hara Streets
Pittsburgh, PA 15260

In the case of Licensee:

President
Arno Therapeutics, Inc.
689 5th Avenue, 14th Floor
New York, NY 10022

12.2	Any payments to University hereunder by wire transfer shall be directed as follows:

Bank: Mellon Bank, NA, Pittsburgh, PA
ABA Routing No.: [***]-University of Pittsburgh
Account No.: [***]
Mellon SWIFT Code: [***] (international transfers)
Reference Code: Office of Technology Management

 ARTICLE 13 – AMENDMENT, MODIFICATION

13.1	This Agreement may not be amended or modified except by the execution of a written instrument signed by the parties hereto.

ARTICLE 14 – MISCELLANEOUS

14.1
This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania. The forum for any action relating to this Agreement shall be the Courts of Allegheny County, Pennsylvania, or, if in a federal proceeding, the United States District Court for the Western District of Pennsylvania.

14.2
The parties acknowledge that this Agreement sets forth the entire understanding and intentions of the parties hereto as to the subject matter hereof and supersedes all previous understandings between the parties, written or oral, regarding such subject matter.

14.3
Each party shall obtain the prior written approval of the other prior to making use of the name of the other party for any commercial purpose, except as required to comply with law, regulation or court order. Neither party shall issue any press release or make any public statement in regard to this Agreement without the prior written approval of the other party.

14.4
If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable, the remaining provisions shall not in any way be affected or impaired thereby. In the event any provision is held illegal or unenforceable, the parties shall use reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as is practical, implements purposes of the provision held invalid, illegal or unenforceable.

14.5
Failure at any time to require performance of any of the provisions herein shall not waive or diminish a party’s right thereafter to demand compliance therewith or with any other provision. Waiver of any default shall not waive any other default. A party shall not be deemed to have waived any rights hereunder unless such waiver is in writing and signed by a duly authorized officer of the party making such waiver.

14.6
Licensee acknowledges that University is free to publish the results of the research activities of its faculty, staff and students, even though such publication may involve the Patent Rights or Licensed Technology. University agrees to submit to Licensee any proposed publication or presentation regarding the subject matter specifically described in the Patent Rights for prior review by Licensee at least thirty (30) days before its submittal for publication or its presentation. Licensee may, within thirty (30) days after receipt of such proposed publication, request that such proposed publication be delayed not more than sixty (60) days in order to allow for protection of intellectual property rights.

IN WITNESS WHEREOF, the parties have set their hands and seals as of the date set forth on the first page hereof.

UNIVERSITY OF PITTSBURGH – OF THE COMMONWEALTH SYSTEM OF HIGHER EDUCATION

By	/s/ Jerome Cochran
Jerome Cochran
Executive Vice Chancellor

ARNO THERAPEUTICS, INC.

By	/s/ Joshua A. Kazam
Name:	Joshua A. Kazam
Title:	President